Exhibit 10.123

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

This Agreement, dated as of October 24, 2005 (the “Effective Date”), is between Equinix RP, Inc., a Delaware corporation (“Seller”), and iStar Financial Inc., a Maryland real estate investment trust (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1 Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a) Real Property. The fee simple interest in that certain real property commonly known as “Maple Data Center” and located at 1920 East Maple Avenue, El Segundo, CA 90245, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon, including, without limitation, a data center containing approximately 106,885 rentable square feet (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b) Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller and located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”). Seller will provide or make available to Buyer any list which is in Seller’s possession of such Tangible Personal Property prior to the Effective Date; and

(c) Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any contracts or contract rights related to the Property (but excluding the Service Contracts, as defined in Section 7.3(d)); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”). Seller will provide or make available to Buyer any list which is in Seller’s possession of such Intangible Personal Property prior to the Effective Date.

Section 1.2 Purchase Price.

(a) The purchase price of the Property is Thirty Eight Million Seven Hundred Thousand Dollars ($38,700,000) (the “Purchase Price”).

S1-1

(b) The Purchase Price shall be paid as follows:

(1) Within two (2) business days after the Effective Date, Buyer shall deposit in escrow with Chicago Title Insurance Company 16969 Von Karman, Irvine, CA 92606, Attn: Susie Calwell, Assistant Vice President, Senior Commercial Title Officer, phone: (949) 263-0123, fax: (949) 263-1022 (the “Title Company”) cash or other immediately available funds in the amount of One Million Dollars ($1,000,000) (the “Deposit”).

(2) The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(3) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, AND EXCEPT THAT BUYER SHALL BE ENTITLED TO RECOVERY FROM SELLER OF BUYER’S ACTUAL OUT-OF-POCKET COSTS INCURRED IN CONNECTION HEREWITH, NOT TO EXCEED FIFTY THOUSAND DOLLARS ($50,000), OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

INITIALS:	SELLER	/s/ RFL	BUYER	/s/ JSS

(3) The balance of the Purchase Price, which is Thirty Seven Million Seven Hundred Thousand Dollars ($37,700,000) (plus or minus the prorations pursuant to Section 8.4 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1 Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property, or shall prior to the Effective Date deliver or make available to Buyer at Seller’s offices or at the Real Property, copies of all Due Diligence Materials (as defined in Section 2.2 below) in possession or control of Seller or any Seller Related Parties, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials or internal appraisals and (v) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof and Seller’s delivery of such items in the condition approved by Buyer:

(a) Title to the Property and survey matters in accordance with Article IV below.

(b) The Due Diligence Materials, including, but not limited to all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases.

(c) The proposed lease between the Buyer and Equinix Operating Co., Inc., together with a Guaranty of Lease from Equinix, Inc., in favor of Buyer (such lease and guaranty are referred to herein collectively as the “Equinix Lease”), a copy of such lease and guaranty are attached hereto as Exhibit F.

(d) The physical condition of the Property.

(e) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(f) The books and records pertaining to the operation of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(g) Any other matters Buyer deems relevant to the Property.

Without limiting the foregoing, the following are conditions to the Buyer’s obligation to close: (1) Seller shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the time of Closing; (2) Seller shall have delivered all items required by Section 8.3(a); and (3) Title Company shall be unconditionally committed to issue the ALTA Form 1970 Owner’s Title Insurance Policy, in the amount of the Purchase Price, insuring fee title to the Property vested in Buyer or Buyer’s nominee, subject only to those Conditions of Title (the “Permitted Exceptions”), with those endorsements or additional coverages, including extended coverage, requested by Buyer (“Title Policy”), provided that the Title Company shall have committed in writing to issue the Title Policy in the form described prior to the end of the Contingency Period.

Section 2.2 Contingency Period.

Buyer shall have until 5:00 p.m. Pacific Time on November 1, 2005, (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(g) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case Buyer shall be deemed to have approved all of the matters described in Sections 2.1(a)-(g) above (subject to the provisions of Sections 3.1 and 4.1 below as to title and survey matters), including, without limitation, all documents, contracts, agreements, the Equinix Lease, reports and other items and materials related to the Property prepared by or on behalf of Seller and all of the items contained in or referenced at the internet site: ftp://ddftp:Eqixaj98@ftp.equinix.com to the extent such documents, contracts, agreements, reports and other items and materials are delivered to Buyer or otherwise made available to Buyer on the internet site, (such items prepared by or on behalf of Seller or delivered or made available by Buyer are, collectively, referred to herein as the “Due Diligence Materials,” an index of the materials contained on the foregoing website and otherwise delivered to Buyer is attached hereto as Exhibit G), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. Buyer acknowledges in connection with the foregoing that Seller has recently acquired the Property and that the Due Diligence Materials being made available to Seller are the materials received by Seller in connection with its acquisition of the Property and certain of the materials developed by Seller in that process. Seller makes no representation or warranty as to the accuracy or completeness of such materials or items, except as otherwise specifically set forth herein.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1 Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials, and any matters of public record where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c) This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller or the appropriate Seller affiliate, and (ii) this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller, or such affiliate, is a party or to which Seller, such affiliate, or, to the best of Seller’s knowledge, the Property is subject.

(d) Seller has not entered into any, and to the best of Seller’s knowledge, there are no, leases or occupancy agreements in effect with respect to the Property.

(e) Seller has not entered into any, and to the best of Seller’s knowledge, the only contracts, warranties, licenses and permits in effect for the Property are set forth in a list attached hereto as Exhibit E and made a part hereof.

(f) Seller has not received any written notice of any, and to the best of Seller’s knowledge, there is no, litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or threatened with respect to the Property, or with respect to Seller which would impair Seller’s ability to perform its obligations hereunder.

(g) To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(h) To Seller’s knowledge, Seller has not released, generated or handled any Hazardous Materials (as defined below) on the Property, except for such as are customarily used or stored in connection with the ownership, operation or maintenance of properties such as the Property. In the course of Seller’s due diligence performed as a part of the acquisition of the Property and during the period of Seller’s ownership of the Property, Seller received no written report, written correspondence or written notice regarding (i) any release or generation of Hazardous Materials on the Property, (ii) the handling of Hazardous Materials on the Property in violation of applicable law, or (iii) any incorporation of Hazardous Materials in the Improvements. Seller has not received any summons, citation, directive, letter or other communication, written or oral, from the United States Environmental Protection Agency or the state environmental protection agency having jurisdiction over the Property.

(i) Seller and any applicable beneficial owners of Seller are in compliance with all the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control. Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller agrees to make its policies, procedures and practices regarding compliance with the Orders available to Buyer for its review and inspection during normal business hours and upon reasonable prior notice. Neither Seller nor any applicable beneficial owner of Seller;

(1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2) has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(4) shall transfer or permit the transfer of any interest in Seller or any applicable beneficial owner in Seller to any person who is or whose beneficial owners are listed on the Lists.

(j) To the best of Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer constitute all of the documents or materials delivered to Seller in connection with Seller’s acquisition of the Property.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) are true in all material respects as of the date hereof and shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below) discovered prior to Closing (subject to Buyer’s right described in Section 3.2 on account of material Exception Matters discovered between the end of the Contingency Period and the Closing), (B) the Disclosure Items, and (C) or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2 No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or otherwise, or is a matter of public record, or is otherwise discovered by Buyer before the Closing. If Buyer first obtains knowledge of any material Exception Matter after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials, the Disclosure Items or is not a matter of public record, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) ten (10) days following Buyer’s discovery of such Exception Matter or (b) the Closing, which ever occurs first, in which event the Deposit (plus Buyer’s out of pocket costs up to $50,000 in the case of a breach of a Seller representation) shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Buyer’s failure to give notice within ten (10) days after it has obtained knowledge of a material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below).

Section 3.3 Survival of Seller’s Representations and Warranties of Sale.

Without limiting any liability or obligation of Equinix, Inc., or Equinix Operating Co. Inc., the representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of six (6) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such six (6) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4 Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Paul Silliman, Kristine Mostofizadeh and Darin Daskarolis, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5 Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d) Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.

(e) Other than Seller’s Broker (as defined in Section 6.1 below) Buyer has no contractual arrangement with any broker or finder with respect to the Property.

(f) Buyer is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and all beneficial owners of Buyer, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control.

Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Buyer agrees to make its policies, procedures and practices regarding compliance with the Orders available to Seller for its review and inspection during normal business hours and upon reasonable prior notice. Neither Buyer nor any beneficial owner of Buyer;

(1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2) has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(4) shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person who is or whose beneficial owners are listed on the Lists.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing. The representations and warranties of Buyer contained herein or in any Other Documents shall survive for a period of six (6) months after the Closing. Any claim which Seller may have against Buyer for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Buyer within such six (6) month period shall not be valid or effective, and Buyer shall have no liability with respect thereto.

Section 3.6 Buyer’s Independent Investigation.

(a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1) All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3) Any easements and/or access rights affecting the Property.

(4) The Equinix Lease.

(5) All contracts and any other documents or agreements of significance affecting the Property.

(6) All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.

(b) Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller nor, any affiliate of Seller shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT

RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Equinix Lease or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (x) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. Subject to Section 7.3 hereof and notification of any event which would trigger the provisions of Article V, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.

Section 3.7 Release.

(a) Without limiting the above, without limiting any provisions of the Equinix Lease, and subject to the representations and warranties of Seller contained in Section 3.1 hereof, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law, except to the extent caused by the negligence or willful misconduct of Seller or any Seller Related Parties. Buyer and Seller acknowledge that the release contained in this Section 3.7(a) shall not apply to any fraud on the part of Seller in connection with the negotiation or execution of this Agreement or in the delivery or disclosure of any Due Diligence Materials.

(b) In connection with Section 3.7(a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 3.7. BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 3.7.

BUYER’S INITIALS:

(c) Notwithstanding anything to the contrary set forth in this Section 3.7 or in Section 3.6, Seller acknowledges that an affiliate of Seller is simultaneous with the Closing executing the Equinix Lease and that nothing contained in these sections shall limit, modify or amend the obligations of the tenant under the Equinix Lease.

Section 3.8 Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1 Conditions of Title.

(a) On or prior to the Effective Date, Seller shall deliver or make available to Buyer a copy of the title insurance policy (the “Title Report”) that Seller received from the Title Company when Seller purchased the Property, together with copies of all underlying documents relating to title exceptions referred to therein, promptly upon Seller’s receipt thereof. Seller shall also furnish or make available to Buyer prior to the Effective Date a current survey of the Property. Buyer shall immediately order an update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer or if necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide to Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the cost of any recertification of the Survey.

(b) Within five (5) business days after the Effective Date (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”). In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within five (5) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c) If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller, (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, and (iii) that have been voluntarily placed against the Property by Seller (and not third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property. Seller acknowledges that the tenant under the Equinix Lease shall continue to be responsible under and in accordance with the terms of the Equinix Lease for the removal of any mechanic’s or materialman’s liens created by Seller during Seller’s period of ownership and existing as of the Closing.

(d) If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

(e) At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit B attached hereto (the “Deed”) subject to no exceptions other than:

(1) Interests of tenant under the Equnix Lease;

(2) Matters created by or with the written consent of Buyer;

(3) Non-delinquent liens for real estate taxes and assessments; and

(4) Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2 Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue the Title Policy at Closing. The Title Policy may contain such endorsements as reasonably required by Buyer provided that the Title Company shall have committed to issue such endorsements prior to the Title Review Date. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an affidavit in the form attached hereto as Exhibit H and a gap indemnity, to the extent necessary in a form reasonably approved by Seller and the Title Company.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1 Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed One Million Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined), (b) the tenant under the Equinix Lease shall be obligated to pay rent under the Equinix Lease commencing on the Closing Date without any abatement or reduction due to such casualty or condemnation, and (c) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.

Section 5.2 Major Loss.

If the cost to repair the damage or destruction as specified above exceeds One Million Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer, would result in an abatement or diminution of rent under the Equinix Lease, or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined) (in each case a “Major Loss”), then Buyer may, at its option to be exercised within ten (10) days of Seller’s notice of the occurrence of such Major Loss, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such ten (10) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if any portion of any net rentable area of the Property or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected, permanently.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1 Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Liberty-Greenfield/California, Inc. (“Seller’s Broker”). At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2 Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

AGREEMENTS

Section 7.1 Buyer’s Approval of Agreements Affecting the Property.

Between the Effective Date and the Closing, Seller shall not enter into any lease or other agreement affecting the Property, which will be binding on the Property or Buyer after Closing, except for agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to Seller or the then contracting party, without first obtaining Buyer’s approval of the proposed action, which approval will not be unreasonably withheld, conditioned or delayed. In such case, Buyer shall specify in detail the reasons for its disapproval of any such proposed action. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval.

Section 7.2 Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.3 Additional Seller Covenants.

Seller covenants as follows:

(a) That until Closing or any earlier termination of this Agreement, Seller will not negotiate the terms of, entertain, solicit or enter into a contract for the sale or lease of the Property or any interest therein to any other person or enter into any discussions regarding same, whether or not such transaction is contingent on the termination of this Agreement. The foregoing shall not apply to negotiations with customers of Seller or its affiliates for space in the Property.

(b) Except as requested by Buyer, not undertake to modify the zoning classification of the Real Property.

(c) Seller shall use commercially reasonable efforts to promptly provide Buyer with copies of all notices sent or received by Seller and to notify Buyer of any other material discoveries or events occurring at the Property.

(d) Buyer shall not assume any of the contracts pertaining to the operation of the Property, including all management, leasing, service, or maintenance agreements or equipement leases (the “Service Contracts”) and the Seller shall cause the tenant under the Equinix Lease to assume all Service Contracts. Seller shall indemnify and hold Buyer harmless from any costs, damages, liabilities or expenses, including, without limitation, reasonable attorneys fees and expenses, and defend Buyer from any claims arising out of or relating to any Service Contracts. The provisions of this Section 7.3(d) shall survive the Closing.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1 Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2 Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on December 15, 2005, and before 12:00 p.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer. Notwithstanding the foregoing, under no circumstance shall the Closing Date be extended beyond December 31, 2005.

Section 8.3 Deposit of Documents.

(a) At or before the Closing, Seller shall deposit into escrow the following items:

(1) the duly executed and acknowledged Deed in the form attached hereto as Exhibit B conveying the Real Property to Buyer subject to the Conditions of Title;

(2) four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”);

(3) four (4) duly executed counterparts of an Assignment of Warranties and Other Intangible Property in the form attached hereto as Exhibit D (the “Assignment”);

(4) four (4) duly executed counterparts of the Equinix Lease, including, without limitation, the Guaranty of Lease executed by Equinix, Inc.

(5) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(6) California 593-C Certificate; and

(7) an affidavit in the form of Exhibit H, duly executed by Seller, and such authority documentation as the Title Company may reasonably require, and, to the extent required, a gap indemnity in a form reasonably acceptable to Seller and the Title Company.

(b) At or before Closing, Buyer shall deposit into escrow the following items:

(1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2) four (4) duly executed counterparts of the Bill of Sale; and

(3) four (4) duly executed counterparts of the Assignment.

(c) Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d) Within five (5) business days after the Closing Date, Seller shall deliver or make available at the Property to Buyer: any materials delivered to Seller in connection with Seller’s acquisition of the Property, including all warranties and other Intangible Personal Property. Seller shall deliver possession of the Property to Buyer as required hereunder.

(e) Upon Title Company’s receipt of all the closing deliveries required under Section 8.3 and authorization from each of Buyer and Seller to proceed with the Closing, the Title Company shall record the deed, release the funds to Seller and deliver fully executed originals of the other conveyance documents in equal number to Buyer and Seller. Title Company shall not proceed with such Closing until it is unconditionally committed to issue the Title Policy.

Section 8.4 Prorations and Closing Costs.

(a) The parties acknowledge that since simultaneous with the Closing the parties are entering into the Equinix Lease, which is a triple-net lease, there will be no proration of costs and expenses relating to the Property at Closing.

(b) Seller shall pay at the Closing (i) all county transfer or documentary taxes and any municipal transfer or documentary taxes, and (ii) the premium for the basic CLTA portion of the Title Policy, exclusive of any endorsements. Buyer shall pay at closing the balance of the cost of the Title Policy. All other costs and expenses of Closing or escrow shall be paid by the parties in accordance with the custom in the area where the Property is located. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c) The provisions of this Section 8.4 shall survive the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Tim O’Connor and Nina Matis, Esq.
E-Mail: toconnor@istarfinancial.com and nmatis@istarfinancial.com
Telephone: 212-930-9400
Fax No.: 212-930-9494

with a copy to:	Katten Muchin Rosenman LLP
1025 Thomas Jefferson Street, N.W.
East Lobby – Suite 700
Washington, D.C. 20007
Attention: John D. Muir, Jr., Esq.
Telephone: 202-625-3839
Fax No.: 202-339-6054

To Seller:	Equinix Operating Co., Inc.
301 Velocity Way, 5th Floor
Foster City, CA 94404
Attn: Paul Silliman and Renee Lanam
E-mail: psilliman@equinix.com and rlanam@equinix.com
Telephone: (650) 513-7085
Fax No.: (650) 513-7909

with a copy to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: William G. Murray, Jr.
E-mail: wmurray@orrick.com
Telephone: (415) 773-5807
Fax No.: (415) 773-5759

or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice send by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2 Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3 Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within three (3) business days after receipt of such notice. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority without first obtaining the prior written consent of Seller thereto in Seller’s sole discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority and present at any meeting by Buyer with a governmental authority; provided that the foregoing shall not apply to contacts for the sole purpose of confirming the land-use or zoning status of the Property. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. The provisions of this

Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4 Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5 Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6 Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller at least five (5) days prior to the Closing Date, to assign its right, title and interest in and to this Agreement to an affiliate of Buyer at any time before the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.9 Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder. The provisions of this Section 9.9 shall not be applicable at any time after Closing that Equinix, Inc. or one of its affiliates is not a tenant in the Property.

Section 9.10 Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11 Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12 Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13 No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14 Drafts Not an Offer to Enter Into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission) (the “Effective Date”).

Section 9.15 No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.16 No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

Section 9.17 Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, the Assignment (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed One Million Dollars ($ 1,000,000).

Section 9.18 Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.19 Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

[signature page follows]

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	Equinix RP, Inc.,
a Delaware corporation

	By:	/s/ RENEE F. LANAM
	Its:	Secretary

Buyer:	iStar Financial Inc.,
a Maryland real estate investment trust

	By:	/s/ JAY S. SUGARMAN
	Its:	Chairman & CEO